Exhibit 4.3

EXECUTION COPY

ATRICURE, INC.

AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (this “Agreement”) is entered into as of this 6th day of June, 2002, by and among AtriCure, Inc., a Delaware corporation (the “Company”), the undersigned holders of Common Stock of the Company (collectively, the “Common Stockholders”), the undersigned holders of Series A Preferred Stock of the Company (collectively, the “Series A Stockholders”) and the undersigned purchasers of Series B Preferred Stock of the Company (collectively, the “Series B Stockholders”). The Common Stockholders, the Series A Stockholders and the Series B Stockholders are collectively referred to herein as the “Stockholders,” with each a “Stockholder.” All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Series B Convertible Preferred Stock Purchase Agreement of even date herewith (“Purchase Agreement”).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Series B Stockholders are purchasing shares of Series B Preferred Stock pursuant to the Purchase Agreement; and

WHEREAS, as a condition precedent to the investment by the Series B Stockholders, each of the signatories hereto, and any subsequent holder of record who acquires shares from the signatories hereto (except such persons who acquire such shares pursuant to a public disposition), desires to enter into and agree to be bound by this Agreement, which amends and restates the Voting Agreement, dated as of May 25, 2001, among the Company, the Common Stockholders and the Series A Stockholders (the “Old Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Shares Subject to Agreement. The Stockholders each agree, as to all of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company that are now held by them and any and all other securities of the Company acquired by them after the date hereof or that may be issued upon conversion of any of the foregoing securities owned by them, together with any securities issued to the such person upon any exchange, stock split, stock dividend, recapitalization or the like (the “Shares”), that each shall vote all such Shares in accordance with the provisions of this Agreement.

2. Obligation to Vote Shares for Specific Nominees.

(a) Obligation as to Directors. In accordance with the terms of the Company’s Certificate of Incorporation and Bylaws, until the termination of this Agreement pursuant to Section 5 hereof, each of the Stockholders hereby agrees, at any stockholder meeting, or upon any action by written consent in lieu of meeting, for the purpose of electing directors, to vote or cause to be voted or act with respect to all of the Shares held by such Stockholder or over which such Stockholder has voting control such that, whether or not cumulative voting is in effect, the following shall be elected as Company’s Board of Directors:

(i)	with respect to the three (3) Board members to be nominated and elected by the Common Stockholders pursuant to Article IV, Subsection 5(b)(iii) of the Company’s Certificate of Incorporation, the Common Stockholders agree that: (x) such seats shall be designated by a majority in interest of the then issued and outstanding shares of Common Stock voting as a separate single class; (y) one of such seats shall be that individual who is then appointed by the Board of Directors to fill the position of Chief Executive Officer of the Company (the “CEO”); and (z) initially, the Common Stockholders hereby designate elect Michael D. Hooven, Norman R. Weldon and the CEO as members of the Board of Directors;

(ii)	with respect to the two (2) Board members to be nominated and elected by the Series A Stockholders pursuant to Article IV, Subsection 5(b)(i) of the Company’s Certificate of Incorporation, the Series A Stockholders agree that: (w) such seats shall be designated by a majority in interest of the then issued and outstanding shares of Series A Preferred Stock voting as a separate single class; (x) the Series A Stockholders will elect as one (1) of such Board members whomever may be designated by Charter Ventures IV, L.P. (“Charter”) from time to time; (y) the Series A Stockholders will elect as one (1) of such Board members whomever may be designated by Partisan Management Group, Inc. (“Partisan”) from time to time; and (z) initially Charter hereby designates Donald C. Harrison as a member of the Board of Directors and initially Partisan hereby designates Karen P. Robards as a member of the Board of Directors;

(iii)

with respect to the two (2) Board members to be nominated and elected by the Series B Stockholders pursuant to Article IV, Subsection 5(b)(ii) of the Company’s Certificate of Incorporation, the Series B Stockholders agree that: (w) such seats shall be designated by a majority in interest of the then issued and outstanding shares of Series B Preferred Stock voting as a separate single class; (x) the Series B Stockholders will elect as one (1) of such Board members whomever may be designated by U.S. Venture Partners VIII, L.P. (“USVP”) from time to time; (y) the Series B Stockholders will elect as one (1) of such Board members whomever may be designated by Camden Partners, Inc. (“Camden”) from time to time; and (z) initially USVP hereby designates Alan Kaganov as a member of the Board of Directors and initially Camden hereby designates Richard M. Johnston as a member of the Board of Directors;

(iv)	with respect to the one (1) Board member to be elected by the Stockholders pursuant to Article IV, Subsection 5(b)(iv) of the Company’s Certificate of Incorporation, the Stockholders agree that such seat shall be held by an individual designated by the other members of the Board of directors, subject to the approval by a majority in interest of the Shares voting together, on an as-converted basis, as a single class (the “Majority Director”); initially, the Majority Director is hereby designated to be Delos M. Cosgrove, III, and

(v)	any vote taken to remove any director elected pursuant to this Section 2, or to fill any vacancy created by the resignation or death of a director elected pursuant to this Section 2, shall also be subject to the provisions of this Section 2. Notwithstanding the foregoing, and in addition thereto, each of Charter, Partisan, USVP and Camden (each a “Designating Party”) shall not vote to remove any director designated by any other Designating Party, except for bad faith or willful misconduct.

(b) Board Size. Effective upon the date hereof, the authorized size of the Board of Directors shall be eight (8). Notwithstanding anything in this Section 2 to the contrary, the number of directors constituting the entire Board of Directors of the Company may not be increased above eight (8) without the prior written consent of the holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock voting as a single class.

(c) Designations by USVP, Charter, Partisan and Camden. Notwithstanding the provisions of Section 2(a)(ii) and 2(a)(iii), the right of each of USVP, Charter, Partisan and Camden to designate a Board member shall terminate as to such designating party at the time such designating party holds less than 1,000,000 shares of the Preferred Stock. For purposes of this Section 2(c), the following shares shall be aggregated: (i) with respect to Partisan, any shares of Preferred Stock held by Partisan, The Weldon Foundation, Inc., Carol J. Weldon and Karen C. Cassidy; or (ii) with respect to USVP, Charter, Partisan or Camden, any shares of Preferred Stock transferred by such designating party to (x) any person or entity that owns at least a majority of the voting equity of such designating party, (y) any entity in which such designating party owns at least a majority of the voting equity, or (z) any other person or entity, so long as such designating party maintains sole voting control of such shares; or (iii) with respect to USVP, Charter, Partisan or

Camden, any shares of Preferred Stock held by a person who is, with respect to USVP, Charter, Partisan or Camden, as the case may be, (x) a general partner, limited partner, retired partner, member or retired member of such entity, or (y) a family member of such individuals or a trust for the benefit of such individuals or the individual’s family members, or (z) an affiliate of such entity (an “affiliate” of a person is a second person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with that first person). In addition, shares held by USVP VIII Affiliates, L.P., USVP Entrepreneur Partners VIII-A, L.P., and USVP Entrepreneur Partners VIII-A, L.P. shall be aggregated with those of USVP for purposes of this Section 2(c).

(d) Observer Rights. For as long as Karen J. Cassidy continues to hold at least fifty percent (50%) of the total shares of stock of the Company originally issued to her, Ms. Cassidy (hereinafter referred to as the “Observer”) shall be entitled to notice of, to attend and to any documentation distributed to members of the Board of Directors, during or after, all meetings (including any action to be taken by written consent) of the Board of Directors and all committees thereof; provided, however, that the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof (so long as the Company notifies the Observer of such withholding and of any action taken by the Board of Directors as a result of such meeting) if access to such information or attendance at such meeting would, (a) in the judgment of the Company’s outside counsel, adversely affect the attorney-client privilege between the Company and its counsel or cause the Board of Directors to breach its fiduciary duties, (b) in the good faith determination of the Board of Directors, result in the disclosure of proprietary information regarding the Company’s intellectual property rights, the disclosure of which would have an adverse effect on the Company or (c) in the good faith determination of the Board of Directors, involve a conflict of interest. The Company will use its commercially reasonable efforts to ensure that any withholding of information or any restriction on attendance is strictly limited only to the extent necessary set forth in the preceding sentence. The Observer shall not be (y) permitted to vote at any meeting of the Board of Directors, or (z) counted for purposes of determining whether there is sufficient quorum for the Board of Directors to conduct its business. The Observer shall hold all information received pursuant to this Agreement in the strictest confidence and shall not disclose the same to any third party (except Partisan’s agents and representatives, including Norman R. Weldon) nor use the same for any purpose other than evaluating her investment in the Company.

3. Additional Parties to the Agreement.

(a) In connection with any sale, transfer, succession or assignment by any Stockholder subsequent to the date of this Agreement, other than by virtue of a sale to the public (pursuant to a registered public offering or a transaction under Rule 144 of the Act), the Company and each of the Stockholders shall require such purchaser, transferee, successor or assignee,, as a condition of such sale, transfer, succession or assignment, to agree in writing to be bound by all the terms and conditions of this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement may be amended by the Company without the consent of the Stockholders to include each such purchaser, transferee, successor or assignee as a party hereto. Upon such purchaser, transferee, successor or assignee executing and delivering an additional counterpart signature page to this Agreement, such purchaser, transferee, successor or assignee shall be deemed to be a “Stockholder” for all purposes under this Agreement. Upon any person becoming a party to this Agreement as a Stockholder, other than those persons who are original signatories to this Agreement, the Company shall forthwith notify all Stockholders of the name and address of such additional parties to this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement may be amended by the Company without the consent of the Stockholders to include any holder of the Company’s capital stock as a party hereto and which holder, upon executing and delivering an additional counterpart signature page to this Agreement, shall be deemed to be a “Stockholder” for all purposes under this Agreement.

4. Company Obligation. The Company shall take all reasonable steps to assure compliance with the provisions of this Agreement.

5. Termination. This Agreement shall terminate upon the earliest to occur of (a) a Qualified Public Offering (as defined in Article IV, Section 2(b)(i) of the Company’s Certificate of Incorporation), (b) the merger or consolidation of the Company with or into any other corporation or entity that results in all Series A Preferred Stock and Series B Preferred Stock being converted into Common Stock (unless stockholders of the Company immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving or acquiring corporation thereafter, and for the purposes of this calculation, voting securities of the surviving or acquiring corporation which any stockholder of the corporation owned immediately prior to such merger or consolidation as stockholders of another party to the transaction shall be disregarded) or (c) when less than 1,000,000 shares of Preferred Stock (excluding Conversion Stock) are outstanding.

6. Successors in Interest. The provisions of this Agreement shall be binding upon the successors in interest to any of the Shares, except as to Shares sold to the public (pursuant to a registered public offering or a transaction under Rule 144 of the Act). The Company shall not permit the transfer of any of the Shares on its books or issue a new certificate representing any of the Shares unless and until the person to whom such security is to be sold or transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Stockholder, as defined herein; provided, however, that nothing in this Agreement shall in any way limit the ability of each Stockholder to sell any or all Shares to the public (pursuant to a registered public offering or a transaction under Rule 144 of the Act), and any Shares so distributed shall not be subject to this Agreement.

7. Inscription on Share Certificates.

(a) Each certificate representing any of the Shares shall be marked by the Company with a legend reading as follows:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED

FROM THE ISSUER). ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF SUCH VOTING AGREEMENT.

Each Stockholder and assignee of a Stockholder agrees to submit promptly to the Company all certificates evidencing any shares of capital stock of the Company owned by him/her/it of record or beneficially, directly or indirectly, in order that the Company may endorse the foregoing legend on such certificates. The Company agrees to endorse the foregoing legend on all certificates evidencing any shares of its capital stock held by any Stockholder or assignee of a Stockholder whether now outstanding or issued hereafter.

(b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the legend from any such certificate and will place or cause to be placed the legend on any new certificate issued to represent Shares theretofore represented by a certificate carrying the legend.

8. Notices. All notices and other communications required or permitted hereunder shall be in writing and, except as otherwise noted herein, shall be deemed effectively given (i) upon personal delivery, (ii) upon delivery by an internationally recognized courier (such as Fedex or DHL), (iii) when sent by confirmed telex or facsimile, if sent during normal business hours of the recipient; if not sent during normal business hours of the recipient, then on the next business day, or (iv) five (5) days after having been sent by registered or certified mail, postage prepaid; addressed: (a) if to the Company, to it at 6033 Schumacher Park Drive, West Chester, Ohio 45069, Attention: President (or at such other address as the Company shall have furnished to the Stockholders in writing), and (b) if to a Stockholder, to such Stockholder at the latest address of such Stockholder set forth on the Company’s records.

9. Validity and Severability; Amendments.

(a) Each Stockholder represents and warrants that (a) such Stockholder now owns its Shares free and clear of liens or encumbrances and (b) such Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Stockholder enforceable in accordance with its terms. The Shares, as of the date hereof, are not subject to a proxy, voting agreement or other obligation, restriction or agreement affecting the validity of this Agreement.

(b) If any provision of this Agreement is held to be unenforceable under applicable law, it shall be interpreted, to the extent possible, to enhance its enforceability in order to achieve the intent of the parties to this Agreement. But if no feasible construction would save the provision, the parties agree to renegotiate such provision in good faith. In the event the parties cannot reach a mutually agreeable and enforceable replacement for such provision, its invalidity, illegality or unenforceability shall not affect any other provision of this Agreement; rather this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. The invalidity of any provision of this Agreement as applied to certain circumstances shall not affect the validity or enforceability of such provision as applied to other circumstances or any other provisions of this Agreement.

(c) Subject to Section 3 hereof, this Agreement may be amended only in writing upon the concurrence of: (i) with respect to Section 2(a)(i) hereof, the holders of a majority in interest of the then issued and outstanding shares of Common Stock; (ii) with respect to Sections 2(a)(ii), 2(a)(iii), 2(b) and 2(c) hereof, the holders of (A) 66-2/3% in interest of the then issued and outstanding shares of Series A Preferred Stock and (B) a majority in interest of the then issued and outstanding shares of Series B Preferred Stock, voting separately (provided that the provisions with respect to designations of USVP, Charter, Partisan and Camden may only be amended by such designating party); and (iii) with respect to all other provisions of this Agreement, the holders of (x) 66-2/3% in interest of the then issued and outstanding shares of Series A Preferred Stock and (y) a majority in interest of the then issued and outstanding shares of Series B Preferred Stock, voting separately and (z) the holders of a majority in interest of the then issued and outstanding shares of Common Stock, voting as a single class.

10. Governing Law. This Agreement shall be governed by and construed by the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within the State of Delaware.

11. Counterparts. This Agreement may be executed in two (2) or more counterparts each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

12. Further Action. If and whenever any Shares are sold, the selling stockholders or their personal representatives shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of such Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

13. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to its heirs, personal representatives or assigns by reason of a failure to perform any of the obligations under this Agreement, and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

14. Waiver. No waivers of any breach of this Agreement extended by any party to any other party shall be construed as a waiver of any rights or remedies of any other party or with respect to any subsequent breach.

15. Entire Agreement. This Agreement, along with the Purchase Agreement, each of the Exhibits thereto and the other documents delivered pursuant thereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and supersede all prior agreements and undertakings, written and oral (including, without limitation, the Old Agreement), with respect to the subject matter hereof and thereof.

16. Descriptive Headings and Construction. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof. A reference herein to any Section shall be deemed to include a reference to every subsection thereof. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as to the identity of the parties hereto may require.

17. Further Assurances. Each of the parties hereto shall execute and deliver such instruments and take such other actions as the other parties may reasonably request in order to carry out the intent of this Agreement.

18. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement on the day and year first set forth above.

“COMPANY”

ATRICURE, INC.

By:
Name:	Michael D. Hooven
Title:	President

Signature Page to Amended Voting Agreement

“PREFERRED STOCKHOLDERS”

U.S. VENTURE PARTNERS VIII, L.P.

USVP VIII AFFILIATES FUND, L.P.

USVP ENTREPRENEUR PARTNERS VIII-A, L.P.

USVP ENTREPRENEUR PARTNERS VIII-B, L.P.

By Presidio Management Group VIII, L.L.C.,

The General Partner of Each

By:
Michael P. Maher Attorney-In-Fact

CHARTER VENTURES IV, L.P.

By:	Charter Ventures IV Partners, LLC,
Its:	General Partner

By:
A. Barr Dolan Managing Member

CHARTER ENTREPRENEURS FUND IV, L.P.

By:	Charter Ventures IV Partners, LLC,
Its:	General Partner

By:
A. Barr Dolan Managing Member

Signature Page to Amended Voting Agreement

CHARTER ADVISORS FUND IV, L.P.

By:	Charter Ventures IV Partners, LLC,
Its:	General Partner

By:
A. Barr Dolan Managing Director

PARTISAN MANAGEMENT GROUP, INC.

By:
Name:	Karen J. Cassidy
Title:	Managing Director

THE WELDON FOUNDATION, INC.

By:
Name:	Norman R. Weldon
Title:	President

CAMDEN PARTNERS STRATEGIC FUND II A, L.P. CAMDEN PARTNERS STRATEGIC FUND II B, L.P.

By:	Camden Partners Strategic II, LLC,
Its:	General Partner

By:
Name:	Richard M. Johnston
Title:	Managing Member

Signature Page to Amended Voting Agreement

FOUNDATION MEDICAL PARTNERS, L.P.

By:	Foundation Medical Managers, LLC
Its:	General Partner

By:
Lee R. Wrubel, M.D.
Managing Member

UTAKO K. HUDSON

CAROL J. WELDON

FRANK M. FISCHER

KAREN J. CASSIDY

DONALD C. HARRISON, M.D.

LOWELL S. LIFSCHULTZ

CHRISTIAN L. MAZZOLA, AS TRUSTEE FOR THE CHRISTIAN L. MAZZOLA REVOCABLE TRUST DATED JULY 29, 1993

RICHARD J. D’AUGUSTINE

Signature Page to Amended Voting Agreement

MERIDA A. D’AUGUSTINE

MICHAEL D. HOOVEN

KAREN P. ROBARDS

RAYMOND W. OGLE

WILLIAM P. SANTAMORE, Ph.D.

STEWART H. GREENFIELD

ROBERT A. KLINE

RANDALL WOLF, M.D. AND AMY STERNSTEIN, HUSBAND AND WIFE

DUKE UNIVERSITY SPECIAL VENTURES FUND, INC.

By:
Neal Triplett, Assistant Director	Name:	David R. Shumate
	Title:	Vice President, Duke Management Company Authorized Agent

Signature Page to Amended Voting Agreement

GREENFIELD FAMILY, L.P.

By:
Name:
Title:

O STREET CORPORATION

By:
Name:	Curtin Winsor
Title:	President

ELIZABETH H. LIFSCHULTZ

Signature Page to Amended Voting Agreement

terms of the Company’s Certificate of Incorporation and Bylaws, until the termination of this Agreement pursuant to Section “COMMON STOCKHOLDERS”

PAUL A. BROOKE

JAMES A. CHALDEKAS

FREDERIC C. COLMAN

JAMES F. DANIELL, M.D.

JAMES E. DAVIS

JOSEPH H. DAVIS

ANN E. FISHER

JOHN G. FREUND

LAWRENCE H. FUCHS AND BETTY C. FUCHS, HUSBAND AND WIFE

ANNETTE M. GERDING

Signature Page to Amended Voting Agreement

DR. SYLVAN GOLDIN

STEVEN L. HENDERSON

BONNIE LEETMAA-LIVINGSTON 5/28/02

THOMAS W. LUND

JOHN B. MARTIN, JR.

J. BARRY MCKERNAN, M.D.

SANFORD S. OSHER, M.D.

5/23/02
PHOTIOS PAULSON

EDWARD H. PHILLIPS, M.D.

LEONARD PINCHUK

C. DANIEL SMITH, M.D.

Signature Page to Amended Voting Agreement

EBERHARD H. SPIES AND ERIKA A. SPIES, HUSBAND AND WIFE

SUSAN SPIES

NORMAN R. WELDON

PATRICIA K. WOOLF

THOMAS D. WELDON, AS CUSTODIAN FOR MATTHEW T. DODSON UNDER THE OHIO UNIFORM TRANSFERS TO MINORS ACT

THOMAS D. WELDON, AS CUSTODIAN FOR ERIC R. DODSON UNDER THE OHIO UNIFORM TRANSFERS TO MINORS ACT

THOMAS D. WELDON, AS CUSTODIAN FOR CHRISTOPHER R. WELDON UNDER THE OHIO UNIFORM TRANSFERS TO MINORS ACT

THOMAS D. WELDON, AS CUSTODIAN FOR ANDREW M. DODSON UNDER THE OHIO UNIFORM TRANSFERS TO MINORS ACT

R. DAVID WELDON

Signature Page to Amended Voting Agreement

CYNTHLA M. WELDON, AS CUSTODIAN FOR MICHAEL J. WELDON UNDER THE OHIO UNIFORM TRANSFERS TO MINORS ACT

DAVID J. WELDON

MARIJKE L. WELDON

Signature Page to Amended Voting Agreement